UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 31, 2009
Date of Report (Date of earliest event reported)

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27231	13-3818604
(Commission File Number)	(IRS Employer Identification No.)

4810 Eastgate Mall, San Diego, CA	92121
(address of principal executive offices)	(Zip Code)

(858) 812-7300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 31, 2009, Kratos Defense & Security Solutions, Inc. (the “Company”) entered into a sublease agreement with Amylin Pharmaceuticals, Inc. (“Amylin”) for office space consisting of approximately 34,000 square feet for its Corporate headquarters in San Diego, California.  The lease term is from May 1, 2010 through September 30, 2018, with rent payments commencing on May 1, 2011.   The monthly rent for the first twelve months is $1.29 per square foot, with a 3 percent escalation for each subsequent twelve month period thereafter, plus an estimated $0.49 per square foot charge for the Company’s share of certain facility expenses and taxes.   The total aggregate rent payments due to Amylin under the sublease agreement for the term of the sublease are approximately $5.7 million.  The payments due under the sublease do not include utility costs related to the facility.  In connection with the execution of the sublease agreement, the Company issued a letter of credit for approximately $72,000 for the security deposit.

On December 31, 2009, the Company entered into a Separation Agreement and General Release (the “Release”) with Howard Bates, the Company’s former President of Kratos Government Solutions, a wholly owned subsidiary of the Company.  The Release provided for continuing salary and benefits payments to Mr. Bates during 2010, consistent with his existing employment agreement with the Company which the Company assumed when it acquired Haverstick in 2007.  The Release also included a general release of all claims by Mr. Bates.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information in the first paragraph under Item 1.01 is incorporated by reference to this Item.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective December 31, 2009, Howard Bates, ceased to be President of Kratos Government Solutions, a wholly owned subsidiary of the Company.  Effective immediately, Eric M. DeMarco, the Company’s CEO and President, will fill the role of President of Kratos Government Solutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

Date: January 7, 2010	By:	/s/ Deanna H. Lund
Deanna H. Lund
Executive Vice President, Chief Financial Officer